THE ADVISORS' INNER CIRCLE FUND

                                   SCHEDULE A
                              DATED AUGUST 8, 1994,
                          AS AMENDED FEBRUARY 16, 2010
                 TO THE DISTRIBUTION PLAN DATED AUGUST 8, 1994,
                             AMENDED AUGUST 14, 2000

         Subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.

PORTFOLIO                                                   CLASS OF SHARES                       FEE

Aviva Investors MAPSM 2015 Fund                          Investor Class Shares                   0.25%
Edgewood Growth Fund                                             Retail                          0.25%
HGK Equity Value Fund                                                                            0.25%
UA S&P 500 Index Fund                                              II                            0.10%
WHG LargeCap Value Fund                                      A Class Shares                      0.25%
WHG Income Opportunity Fund                                  A Class Shares                      0.25%
